Exhibit 99.1
News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

For Immediate Release To:	For Information Contact:
Analysts, Financial Community, Media	T.J. Thom (504) 799-4830
Al Petrie (504) 799-1953

EPL Delivers Definitive Agreement to Stone Energy

NEW ORLEANS, June 16, 2006 - Energy Partners, Ltd. (“EPL”) (NYSE:EPL) today announced that it has delivered a definitive merger agreement to the Board of Directors of Stone Energy Corporation (“Stone”) (NYSE:SGY). The proposed transaction is valued at approximately $2.2 billion, which values Stone’s equity at approximately $1.4 billion and includes approximately $800 million of Stone debt. Under the terms of the agreement, EPL has offered to acquire all of the outstanding shares of Stone for $51.00 in cash or stock at the election of the holder, subject to a collar and other limitations as described below. The offer expires at 9:00 pm EDT on Sunday, June 18, 2006.

The financial terms of EPL’s definitive merger agreement reflect factors including additional Stone debt related to an acquisition contemplated by Stone in the Gulf of Mexico, as well as the vesting of approximately 361,000 restricted Stone shares that will result from the merger with EPL. EPL expects the proposed transaction to be immediately accretive to EPL’s cash flow per share and to deliver substantial annual cost savings. EPL anticipates that the combined company will generate significant cash flow and will have the ability to substantially reduce debt. The transaction is not subject to any financing contingency. EPL has received a commitment letter from Bank of America, N.A. and affiliates for the financing of the transaction.

Richard A. Bachmann, EPL’s Chairman and CEO, commented,“After conducting a thorough due diligence process, we continue to be excited about the combination of our two companies. Given our highly complementary fit, the financial benefits of our offer remain compelling for Stone shareholders. By joining together to create a premier E&P company, we will be well-positioned to generate considerable upside value for shareholders of both companies. We now look forward to the Stone Board’s determination that our offer is superior to the existing agreement with Plains Exploration and Production Company.”

Under the terms of EPL’s revised offer, each share of Stone common stock will be converted into the right to receive, at the election of the holder: (i) $51.00 in cash, or (ii) EPL shares equivalent to the ratio determined by dividing $51.00 by the market price of EPL shares (based on a 20-day trading average prior to the third trading day preceding the closing), provided that the exchange ratio will not be greater than 2.525 or less than 2.066 EPL shares per Stone share. The election of cash or stock will be subject to a limit on total cash consideration of approximately $723 million (which includes $15.5 million attributable to stock options) and a limit on the total number of EPL shares issued of approximately 35 million. Assuming that shareholders receive a combination of half cash and half stock, the current value of the total consideration would be $49.10 per share based upon EPL’s closing stock price of $18.69 on June 15, 2006. This represents a premium of approximately 13% over the current value of the Plains Exploration and Production Company’s (“Plains”) (NYSE:PXP) offer for Stone based upon the Plains closing stock price of $34.74 on June 15, 2006.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are “forward-looking statements” under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company’s current assumptions and projections are valid. Actual results may differ materially from those projected.

Investors:

T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners Ltd.

Media:

Eden Abrahams / Steve Frankel (212-355-4449)
Joele Frank, Wilkinson Brimmer Katcher
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